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                                                                    EXHIBIT 11.1

                       INFINITY FINANCIAL TECHNOLOGY, INC.
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE(1) (In thousands, except per share data - unaudited)


                                                                  Three Months Ended          Nine Months Ended
                                                                    September 30,               September 30,
                                                                ---------------------       ---------------------
                                                                 1996          1995           1996         1995
                                                                -------       -------       -------       -------
Net income ..............................................       $ 1,294       $   760       $ 3,777       $ 2,549
                                                                =======       =======       =======       =======
PRIMARY:
Weighted average common shares outstanding ..............        12,151        11,447        11,945        10,835
Common stock equivalents:
         Preferred stock using the as if converted method         3,083         3,083         3,083         3,083
         Stock options using the treasury stock method ..         1,487         2,155         1,738         2,185
Shares related to Staff Accounting Bulletin topic 4D:
         Shares of common stock .........................           770           770           770           770
         Stock options ..................................         1,272         1,272         1,272         1,272
                                                                -------       -------       -------       -------
Shares used in computing net income per share ...........        18,763        18,727        18,808        18,145
                                                                =======       =======       =======       =======
Net income per share ....................................       $  0.07       $  0.04       $  0.20       $  0.14
                                                                =======       =======       =======       =======
FULLY DILUTED:
Weighted average common shares outstanding ..............        12,151        11,447        11,945        10,835
Common stock equivalents:
         Preferred stock using the as if converted method         3,083         4,483         3,083         4,483
         Stock options using the treasury stock method ..         1,497         2,172         1,753         2,264
Shares related to Staff Accounting Bulletin topic 4D:
         Shares of common stock .........................           770           770           770           770
         Stock options ..................................         1,272         1,272         1,272         1,272
                                                                -------       -------       -------       -------
Shares used in computing net income per share ...........        18,773        20,144        18,824        19,624
                                                                =======       =======       =======       =======
Net income per share ....................................       $  0.07       $  0.04       $  0.20       $  0.13
                                                                =======       =======       =======       =======

(1) For an explanation of the number of shares used to compute net income per share, see notes to condensed consolidated financial statements.